Exhibit 99.1

Barnes & Noble Reports Second Quarter Financial Results

Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for the second quarter ended August 2, 2008. In addition, the company also announced that its Board of Directors declared a quarterly cash dividend of $0.25 per share for stockholders of record at the close of business on September 9, 2008, payable on September 30, 2008.

Sales for the second quarter decreased 1.6% to $1.2 billion largely due to last year’s record sales of J.K. Rowling’s Harry Potter and the Deathly Hallows. Barnes & Noble store sales decreased 1.6% to $1.1 billion, with comparable store sales decreasing 4.7% for the quarter. Barnes & Noble.com sales were $99.8 million for the quarter, a 3.6% comparable sales increase. Excluding prior year sales of the Harry Potter book, comparable sales decreased 1.5% in stores and increased 13.9% online.

Bestselling titles during the quarter included Stephenie Meyer’s Breaking Dawn, Randy Pausch’s The Last Lecture, Lauren Weisberger’s Chasing Harry Winston and David Wroblewski’s The Story of Edgar Sawtelle.

Second quarter net earnings were $15.4 million or $0.27 per share. Included in second quarter net earnings was an after tax benefit of $0.12 per share, resulting from a more favorable physical inventory shortage rate than previously estimated and accrued. Excluding this benefit, second quarter net earnings were $0.15 per share, higher than guidance of $0.08 to $0.13 per share.

Despite the softer sales environment, the company’s management of operating expenses and higher than forecasted gross margins enabled it to exceed its second quarter earnings per share guidance. Gross margin was stronger than expected due to greater utilization of the company’s distribution centers and a lower markdown rate.

GUIDANCE

For the third quarter, the company expects comparable store sales at Barnes & Noble stores to decline in the low single digits. Barnes & Noble, Inc.’s third quarter loss per share is expected to be in a range of $0.10 to $0.15.

Based on first-half 2008 sales performance and current trends, the company is reducing its full-year comparable store sales guidance from slightly negative to a decrease in the low single digits. Although the company is reducing full-year sales guidance, the company is reiterating full-year earnings per share guidance to be in a range of $1.70 to $1.90. The company continues to expect full-year results in-line with previously issued guidance despite the challenging retail sales climate as a result of the margin benefits already realized and its continuing focus on controlling expenses and improving gross margins.

As of August 2, 2008, the company operated 723 Barnes & Noble stores and 73 B. Dalton stores. During the second quarter, 10 Barnes & Noble stores were opened and four were closed. 10 B. Dalton stores were closed during the quarter.

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, August 21, 2008, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

Barnes & Noble, Inc. will report third quarter earnings on or about November 20, 2008.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 796 bookstores in 50 states. The company is the nation’s top bookseller in quality, and for the fifth year in a row, the top bookseller brand, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended		26 weeks ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007

Sales	$1,223,770	1,244,218	2,381,909	2,389,613
Cost of sales and occupancy	849,402	882,481	1,659,932	1,693,845
Gross profit	374,368	361,737	721,977	695,768
Selling and administrative expenses	303,065	304,009	610,333	599,217
Depreciation and amortization	43,365	41,430	85,542	86,938
Pre-opening expenses	3,166	2,602	7,703	3,636
Operating profit	24,772	13,696	18,399	5,977
Interest income (expense), net	(1,009)	1,557	(176)	4,695
Income before taxes and minority interest	23,763	15,253	18,223	10,672
Income taxes	9,528	(1,899)	7,314	(3,731)
Income before minority interest	14,235	17,152	10,909	14,403
Minority interest	1,174	900	2,276	1,978
Net income	$15,409	18,052	13,185	16,381

Income per common share:
Basic	$0.28	0.28	0.24	0.25
Diluted	$0.27	0.26	0.23	0.24

Weighted average common shares outstanding:
Basic	54,201	65,372	55,907	65,291
Diluted	56,566	68,797	58,477	68,990

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	69.4%	70.9%	69.7%	70.9%
Gross profit	30.6%	29.1%	30.3%	29.1%
Selling and administrative expenses	24.8%	24.4%	25.6%	25.1%
Depreciation and amortization	3.5%	3.3%	3.6%	3.6%
Pre-opening expenses	0.3%	0.2%	0.3%	0.2%
Operating profit	2.0%	1.1%	0.8%	0.3%
Interest income (expense), net	-0.1%	0.1%	0.0%	0.2%
Income before taxes and minority interest	1.9%	1.2%	0.8%	0.4%
Income taxes	0.8%	-0.2%	0.3%	-0.2%
Income before minority interest	1.2%	1.4%	0.5%	0.6%
Minority interest	0.1%	0.1%	0.1%	0.1%
Net income	1.3%	1.5%	0.6%	0.7%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	August 2, 2008	August 4, 2007	February 2, 2008

ASSETS
Current assets:
Cash and cash equivalents	$26,268	208,234	361,047
Receivables, net	107,821	124,452	112,199
Merchandise inventories	1,372,752	1,399,970	1,366,858
Prepaid expenses and other current assets	135,624	128,323	125,577
Total current assets	1,642,465	1,860,979	1,965,681

Property and equipment:
Land and land improvements	9,324	3,247	3,247
Buildings and leasehold improvements	1,085,845	1,012,712	1,055,870
Fixtures and equipment	1,373,839	1,331,712	1,341,568
	2,469,008	2,347,671	2,400,685
Less accumulated depreciation and amortization	1,620,273	1,551,800	1,576,052
Net property and equipment	848,735	795,871	824,633

Goodwill	253,053	257,611	255,290
Intangible assets, net	86,021	89,918	87,987
Deferred taxes	103,395	105,006	102,633
Other noncurrent assets	11,588	14,644	13,602
Total assets	$2,945,257	3,124,029	3,249,826

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$758,999	835,167	854,671
Accrued liabilities	614,751	572,360	735,496
Total current liabilities	1,373,750	1,407,527	1,590,167

Long-term debt	119,000	-	-
Deferred taxes	173,496	160,273	173,496
Other long-term liabilities	393,793	389,269	399,390

Minority interest	8,958	7,850	12,053

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares authorized; 87,148, 86,316 and 86,754 shares issued, respectively

	87	86	87
Additional paid-in capital	1,245,742	1,214,216	1,233,343
Accumulated other comprehensive loss	(9,550)	(6,804)	(9,523)
Retained earnings	686,709	596,746	696,861
Treasury stock, at cost, 33,026, 20,668 and 26,461 shares, respectively
	(1,046,728)	(645,134)	(846,048)
Total shareholders' equity	876,260	1,159,110	1,074,720
Commitments and contingencies	-	-	-
Total liabilities and shareholders' equity	$2,945,257	3,124,029	3,249,826

CONTACT:
Media:
Mary Ellen Keating
Senior Vice President
Corporate Communications
Barnes & Noble, Inc.
212-633-3323
or
Investor:
Joseph J. Lombardi
Chief Financial Officer
Barnes & Noble, Inc.
212-633-3215